SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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The Sports Authority, Inc.

(Name of Registrant as Specified In Its Charter)

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May 2, 2003

Dear Shareholder:

We are enclosing our 2002 Annual Report to the Securities and Exchange Commission on Form 10-K, which also serves as our annual report to our shareholders.

As already announced, The Sports Authority and Gart Sports Company entered into a merger agreement on February 19, 2003. The merger agreement will be submitted to our shareholders at a special meeting to be called in the near future. If the merger is approved by the shareholders of both companies, the merger would close promptly following the special meeting. Therefore, we have elected to postpone our annual meeting of shareholders, and we are not sending you any proxy materials at this time. In the near future, we expect to send you proxy materials for the special meeting to consider the merger.

The combined NEW Sports Authority will create a national brand with tremendous resources to compete much more effectively. G&A reductions, advertising overlap, distribution efficiencies, enhanced buying and other synergies will allow us to deliver improved earnings and therefore greater shareholder value to become the pre-eminent retailer in our industry.

With the merger ahead of us, we look back with pride at the tremendous strides we have made in the recent past.

•	We have significantly improved our earnings in each of the past three years.

•	We remodeled 30 stores in 2002 and now have 66 of our 205 stores in the new look and feel of a specialty store-within-a-store format.

•	We have added almost 40 brand names to our offering over the last three years, including Callaway, The North Face, G-T, Diamondback, K-Swiss, Merrell, Solomon and Rossignol, to name a few.

•	We are now consistently exceeding 10% of our purchases in private label products, which deliver much greater margin and a differentiated product offering.

•	Our new 416,000 square foot distribution center in New Jersey will open in May, delivering better, faster service and introducing reserve storage capability — a first for TSA.

•	We opened six stores last year including two new small market stores ranging from 25,000-30,000 square feet. We are focused on backfilling existing markets for maximum efficiency.

•	We completed the installation of new systems for labor scheduling, replenishment and allocation, delivering our best in-stock levels in our history. We have invested over $50 million in systems since 1999.

•	We launched Golf Day, an exciting specialty in-store concept that we will expand by 20 stores in 2003.

Thank you for your continued support. Our collective work has built a solid, healthy company that is vastly improved. We are well positioned to benefit from our past investments and to realize the benefits of implementing best practices with our new business partner.

Sincerely yours,

Martin E. Hanaka
Chairman and Chief Executive Officer

The Sports Authority shareholders and other investors are urged to read the joint proxy statement/prospectus filed by Gart with the SEC. This document contains important information, which should be read carefully before any decision is made with respect to the merger. This document is available for free at the SEC’s website at www.sec.gov. This document is also available for free from the contact person listed below.

Gart, The Sports Authority and their directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of shareholders in connection with the proposed merger are set forth in the joint proxy statement/prospectus. Reference is also made to the companies’ latest annual reports and annual stockholder’s meetings proxy statements as filed with the SEC, including Gart’s Proxy Statement for its annual meeting held on June 7, 2002 and The Sports Authority’s Proxy Statement for its annual meeting held on May 30, 2002, which may be obtained for free in the manner set forth above.

CONTACT FOR THE SPORTS AUTHORITY:

George Mihalko
Vice Chairman, Chief Administrative Officer
and Chief Financial Officer
T: 954-677-6360